New York Life Investments ETF Trust 485BPOS

Exhibit (h)(3)

LICENSE Agreement

THIS LICENSE AGREEMENT (the “Agreement”), dated as of August 28, 2024, (the “Effective Date”) is by and between New York Life Investment Management LLC, whose principal place of business is 51 Madison Avenue, New York, NY 10010, in its sole role as a provider of indexes to the Trust (defined below) (the “Index Provider”), and New York Life Investments ETF Trust, a Delaware statutory trust, for itself and on behalf of its series (collectively, the “Trust”).

1.	BACKGROUND & DEFINITIONS.

1.1         Background. The Index Provider has developed a series of proprietary methods and processes to compile, create, customize and maintain indexes and quantitative strategies. The Index Provider also may be the licensee of a Licensed Mark (defined below) pursuant to an agreement with the owner of the Licensed Mark. The Index Provider desires to license each Licensed Index (defined below) and Licensed Mark to be used by the Trust, in accordance with the terms and conditions set forth herein.

1.2       Definitions. Unless otherwise specifically provided, the following terms shall have the meanings set forth below for this Agreement and all exhibits and attachments hereto:

“Licensed Index” shall mean the index or indexes listed on Schedule A hereto, as modified to Index Provider’s specifications, which Licensed Index is licensed from Index Provider to the Trust and a Fund in accordance with the terms of this Agreement.

“Licensed Mark” shall mean the mark or marks listed on Schedule B hereto, which Licensed Mark is licensed from Index Provider to the Trust and a Fund in accordance with the terms of this Agreement.

“Territory” shall mean the United States of America.

“Trust Offering” shall mean any Fund share issuance made by the Trust that incorporates, references or is otherwise based on a Licensed Index or a Licensed Mark.

2.	LICENSES.

2.1         License to Use. Subject to the requirements set forth herein, the Index Provider hereby grants to the Trust a non-exclusive license during the term of this Agreement to use a Licensed Index or Licensed Mark within the Territory, and in accordance with the terms of this Agreement, solely in connection with a Trust Offering.

2.2	Restrictions.

(a)       The Trust shall not edit, modify or revise a Licensed Index in any manner whatsoever without first obtaining Index Provider’s prior written consent thereto, which may be granted or withheld at Index Provider’s sole discretion. The Trust shall, at all times, attribute credit for the Licensed Index to Index Provider, under such attribution as Index Provider specifies in writing from time to time. The Trust shall advise its end users of the Trust Offerings of Index Provider’s ownership in, and proprietary rights to, a Licensed Index, and not permit any such end user to edit, modify or revise a Licensed Index.

(b)         The Trust shall not edit, modify or revise a Licensed Mark in any manner. In accordance with any instructions provided by Index Provider to the Trust, the Trust shall, at all times, attribute credit for a Licensed Mark and advise its end users of the Trust Offerings of the ownership in, and proprietary rights to, a Licensed Mark, and not permit any such end user to edit, modify or revise a Licensed Mark.

2.3       Ownership. The Trust acknowledges that it will not gain any rights or ownership in a Licensed Index or Licensed Mark by virtue of this Agreement, other than as explicitly stated herein. Except for the licenses and use rights expressly granted pursuant to this Agreement, nothing contained in this Agreement or otherwise shall be construed to grant to the Trust, or any Fund, any right, title, license or other interest (whether by estoppel, by implication or otherwise) in, to or under a Licensed Index, a Licensed Mark, or any other confidential information of Index Provider or its licensors, as applicable, and any rights not expressly granted in this Agreement are expressly reserved.

2.4        Licensed Index Adjustments. The Trust acknowledges and agrees that Index Provider, as applicable, have rights to make, from time to time during the term of this Agreement, adjustments in and to the Licensed Index, to change the composition of the securities or other components making up the Licensed Index, and to change the methods by which the Licensed Index is computed, provided, however, that Index Provider shall use commercially reasonable efforts to maintain the continuity of the Licensed Index so that means will exist to facilitate the Trust’s pricing of any unexpired Trust Offering, as applicable. Index Provider shall provide the Trust with advance notice of any material adjustments or changes to the Licensed Index.

3.	INDEX PROVIDER OBLIGATIONS.

3.1	Trust Offering Disclaimer.

(a)         With respect to a Licensed Index, the Trust will include any disclaimers set forth in Schedule B in Informational Materials relating to the Trust Offering(s).

(b)         With respect to a Licensed Mark, the Trust will include any disclaimer specified in Schedule C.

4.	CHARGES, PAYMENT, AND TAXES.

4.1       Consideration for Services. The Index Provider shall not charge the Trust a fee for the license contemplated herein, and Index Provider hereby acknowledges the receipt and sufficiency of other consideration received by the Index Provider hereunder.

5.         TERM. This Agreement will commence on the Effective Date and shall remain in effect until the earlier of: (i) the expiration of thirty (30) days following Index Provider’s written notice that it is terminating this Agreement without cause; or (ii) the termination of the Agreement in accordance with Section 6 below (the “Term”).

6.	TERMINATION.

6.1         Termination for Material Breach. Either party may terminate this Agreement if the other party is in material breach hereunder and has not cured the breach within thirty (30) days after written notice specifying the breach.

6.2       Termination for Licensed Index Cessation. In the event that Index Provider (or its agent or representative, as applicable) determines to cease to calculate or publish the Licensed Index, then this Agreement shall also terminate. Index Provider shall use commercially reasonable efforts to give the Trust at least three (3) months prior written notice of such cessation. Notwithstanding the foregoing, Index Provider shall not have any liability to the Trust arising out of the termination of this Agreement due to the cessation of the Licensed Index.

6.3        Termination for Licensed Mark Cessation. In the event that Index Provider (or its agent or representative, as applicable) no longer has the right to license a Licensed Mark to the Trust this Agreement shall also terminate with respect to the applicable Licensed Mark.

6.4        Termination upon Insolvency. This Agreement may be terminated by either party immediately and without notice in the event the other: (i) admits in writing its inability to pay its debts generally as they become due; (ii) makes a general assignment for the benefit of creditors; (iii) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it; (iv) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (v) seeks reorganization under any bankruptcy act, or consents to the filing of a petition seeking such reorganization; or (vi) ceases to do business itself or through a successor.

6.5       Effect of Termination. Termination of this Agreement shall not relieve either party of any obligation accrued prior to the termination date. Termination shall not effect the obligations of the parties under Sections 1.2, 2.2, 2.3, 4, 6.5 and 8-11.

7.	REPRESENTATIONS & WARRANTIES; COVENANTS.

7.1       Index Provider Representations and Warranties. Index Provider represents and warrants that: (i) the execution, delivery and performance of this Agreement by Index Provider is within its powers and authority and constitutes the legal, valid and binding obligation of Index Provider; and (ii) the person executing and delivering this Agreement on behalf of Index Provider has been duly authorized to do so.

7.2       Trust Representations and Warranties. The Trust represents and warrants that: (i) the execution, delivery and performance of this Agreement by the Trust is within its powers and authority and constitutes the legal, valid and binding obligation of the Trust enforceable against the Trust in accordance with its terms; and (ii) the person executing and delivering this Agreement on behalf of the Trust has been duly authorized to do so.

7.3        DISCLAIMER; ACKNOWLEDGEMENT. (a) THE WARRANTIES SET FORTH IN THIS SECTION ARE THE SOLE AND EXCLUSIVE WARRANTIES BY INDEX PROVIDER WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND INDEX PROVIDER EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES. INDEX PROVIDER DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF A PRODUCT, IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

(b)	The Trust acknowledges and agrees that:

(i)       Index Provider’s duties under this Agreement are strictly limited to licensing a Licensed Index or Licensed Mark;

(ii)       Index Provider makes no guarantee, expressed or implied, as to the performance of any Trust Offering to which the Trust elects to use or apply the Licensed Index or a Licensed Mark;

(iii)       Index Provider makes no recommendation or claim as to the suitability of the Licensed Index for application to any Trust Offering; and

(iv)       Index Provider is not liable for any inaccuracy in the data on which the Licensed Index is based.

8.         LIMITATION OF LIABILITY. IN NO EVENT SHALL INDEX PROVIDER BE LIABLE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL, RELIANCE OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.	INDEMNIFICATION.

9.1        Indemnification by the Trust. The Trust shall indemnify, defend and hold harmless Index Provider and its officers, directors, employees, agents and representatives (the “Index Provider Indemnified Persons”) from and against all claims, actions, suits, damages, costs, reasonable expenses (including, but not limited to, interest, penalties, reasonable attorneys’ fees and other expenses of litigation), judgments, fines, settlements and/or liabilities arising out of, or alleged to arise out of, any third-party claim regarding (i) any use of the Licensed Index or Licensed Mark by the Trust; (ii) any Trust Offering; or (iii) any edit, modification or other revision to the Licensed Index by the Trust.

9.2       Indemnification by Index Provider. Index Provider shall indemnify, defend and hold harmless the Trust and its officers, directors, employees, agents and representatives (the “Trust Indemnified Persons”) from and against all claims, actions, suits, damages, costs, reasonable expenses (including, but not limited to, interest, penalties, reasonable attorneys’ fees and other expenses of litigation), judgments, fines, settlements and/or liabilities arising out of, or alleged to arise out of, any third-party claim that a Licensed Index or Licensed Mark, when used by the Trust as authorized hereunder, infringes any third party intellectual property right. In the event of an infringement action against Index Provider with respect to a Licensed Index or Licensed Mark, or in the event Index Provider believes such a claim is likely, Index Provider shall be entitled at its option to: (i) appropriately modify the Licensed Index or Licensed Mark; (ii) obtain a license from the third party to allow the Trust to continue using it in accordance with this Agreement; or (iii) if neither (i) nor (ii) is commercially practicable, terminate this Agreement. THE FOREGOING STATES INDEX PROVIDER’S SOLE LIABILITY, AND THE TRUST’S EXCLUSIVE REMEDY, WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND.

9.3       Indemnification Procedure. The indemnified party shall promptly notify the indemnifying party in writing and in reasonable detail outlining the basis for indemnification with reference to the applicable provision(s) of this Agreement, of any claim, demand, action or proceeding for which indemnification will be sought under this Agreement, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding.

10.	CONFIDENTIAL INFORMATION.

10.1       Definition. By virtue of this Agreement, each party may have access to information that is confidential and/or proprietary to the other party. All such information shall be deemed the “Confidential Information” of a party, except for information that:

(i)       is or becomes generally available to the public other than as a result of disclosure by the receiving party hereto; or

(ii)       is already known by or in the possession of the other party at the time of disclosure by the disclosing party hereunder as evidenced by written documentation in the receiving party’s possession prior to receipt of the Confidential Information.

Notwithstanding the foregoing, the Trust acknowledges and agrees that Index Provider’s Confidential Information includes, without limitation, all of Index Provider’s marketing or promotional materials relating to the Licensed Index or any other offering of Index Provider, its business policies or practices, financial information, technical information, computer systems, infrastructure designs, data, software output, algorithms, processes, methods, analyses, compilations or studies, and the terms of this Agreement.

10.2       Nondisclosure. Each party shall treat as confidential all Confidential Information of the other party and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any misuse or unauthorized disclosure of the other party’s Confidential Information.

10.3       Required Disclosure. Either party may disclose the other party’s Confidential Information to the extent required by law or court order, provided that the receiving party provides the disclosing party reasonable advance notice of its intended disclosure, and the receiving party continues to protect the information in its possession after the required disclosure.

10.4       Termination/Expiration. After termination or expiration of this Agreement, each party shall return to the other party any Confidential Information received during the term of this Agreement.

11.	MISCELLANEOUS.

(a)       Relationship Between The Parties. This Agreement shall not be construed as creating any agency, partnership, joint venture, or other similar legal relationship between Index Provider and the Trust; nor will either party hereto hold itself out as an agent, partner, or joint venture party of the other party. Both parties hereto shall be, and shall act as, independent contractors. Neither party shall have authority to create any obligation for the other party, except to the extent stated herein.

(b)       Notice. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when delivered by hand, mailed by registered or certified mail or sent by overnight courier, if to the Trust, to the President at the address written above and, if to Index Provider, to the Chief Executive Office at address written above. All notices shall be deemed delivered when actually received if personally delivered, on the next business day following the day that they are sent by facsimile, or five (5) days after having been placed in the mail, addressed in accordance this Section.

(c)       Waiver. No waiver shall be implied from conduct or failure to enforce rights. No waiver shall be effective unless in a writing signed by both parties.

(d)       Force Majeure. Neither party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement (other than payment obligations) where such delay or failure arises by reason of any by fire, flood, earthquake, elements of nature or acts of God, acts of war, insurrection, terrorism, strike, compliance with any law, regulation, or order of any governmental authority, or any other cause beyond the reasonable control of such party.

(e)       Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remaining provisions of this Agreement shall remain in full force and effect.

(f)       Assignment. The Trust may not assign this Agreement, by operation of law or otherwise, without the prior consent of Index Provider, which may be withheld for any reason, or no reason at all. Index Provider may, without the Trust’s consent, subcontract any of its obligations hereunder and otherwise assign the right to monies due or becoming due. Either party may also, without the other party’s consent, assign this Agreement in the event of any corporate restructuring, a sale of all or substantially all of such terminating party’s assets or stock, or a merger or consolidation with or into another entity. Any attempted assignment without such written consent shall be null and void. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

(g)       Governing Law. This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the State of New York, without regard to the conflict of law provisions thereof.

(h)       Entire Agreement. This Agreement and all exhibits referenced herein shall constitute the complete agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the subject matter hereof. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party. It is expressly agreed that any terms and conditions of any purchase order or similar instrument of Index Provider shall be superseded by the terms and conditions of this Agreement to the extent that such terms may be in conflict.

(i)       Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts which, when taken together, shall constitute one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

(j)       Mutual Negotiation. The parties hereto agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the Effective Date.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC, as Index Provider

By:	/s/ Kirk C. Lehneis
Name: Kirk C. Lehneis
Title: Senior Managing Director

New York Life Investments ETF Trust

By:	/s/ Jack R. Benintende
Name: Jack R. Benintende
Title: Vice President

Schedule A

LICENSED INDEXES

NYLI Hedge Multi-Strategy Index

NYLI Merger Arbitrage Index

NYLI 500 International Index

NYLI Candriam International Equity Index

NYLI Candriam U.S. Mid Cap Equity Index

NYLI Candriam U.S. Large Cap Equity Index

NYLI CBRE NextGen Real Estate Index

NYLI U.S. Large Cap R&D Leaders Index

NYLI Global Equity R&D Leaders Index

NYLI Candriam Clean Oceans Index

NYLI Candriam Cleaner Transport Index

NYLI Candriam Healthy Hearts Index

Schedule B

New York Life Investment Management LLC

New York Life Investments

NYLI

Schedule C

LICENSED MARKS

Fund	Licensed Marks	Disclaimer
NYLI Healthy Hearts ETF	American Heart Association, American Heart Association Social Impact Fund	Shares of the Fund are not sponsored, endorsed or promoted by American Heart Association, Inc. (“AHA”). The Fund’s sponsor, the Index Provider is a donor to and supporter of AHA’s Social Impact Fund and are making a substantial contribution to the Social Impact Fund. AHA makes no representation or warranty, express or implied, to prospective or actual investors in the Fund or to any member of the public regarding the advisability of investing in any financial product, including one seeking to track the Underlying Index, the ability of the Fund to track the performance of the Underlying Index, the ability of the Underlying Index to meet or exceed stock market performance, the suitability of the Fund or the ability of the Underlying Index or Fund to achieve its investment goals. AHA has no obligation or liability in connection with the administration, marketing or trading of shares of the Fund. AHA is not an investment advisor or a fund distributor or service provider. Inclusion of a security within the Underlying Index is not a recommendation by AHA to buy, sell or hold such security, nor is it considered to be investment advice or a guarantee that the investment goals of the Underlying Index will be achieved. AHA does not guarantee the accuracy and/or the completeness of the Underlying Index or any data included therein.
NYLI Clean Oceans ETF	Oceana	Oceana, Inc. (“Oceana”) licenses to the Index Provider, the sponsor of the Fund, certain trademarks for use in connection with the Fund. Shares of the Fund are not issued, sponsored, endorsed or promoted by Oceana. The Index Provider is a donor to and supporter of Oceana and are making a substantial contribution to Oceana. Oceana makes no representation or warranty, express or implied, to prospective or actual investors in the Fund or to any member of the public regarding the advisability of investing in any financial product, including one seeking to track the index representing securities which are consistent with Oceana’s stated objectives and mission (the “Underlying Index”), the ability of the Fund to track the performance of the index constructed by the Fund’s index provider, the ability of the Underlying Index to meet or exceed stock market performance, the suitability of the Underlying Index for use by the Fund, the suitability of the Fund or the ability of the Underlying Index or Fund to achieve its investment goals. Oceana has no obligation or liability to the Fund, any Fund investor, or any other person in connection with the operation, administration, marketing of or trading in the Fund or shares of the Fund or otherwise. Oceana is not an investment advisor or a fund distributor or service provider and is not involved in the ongoing operation of the Fund. Oceana is not responsible for the completeness or accuracy of the Fund’s registration statement. Inclusion of a security within the Underlying Index is not a recommendation by Oceana to buy, sell or hold such security, nor is it considered to be investment advice or a guarantee that the investment goals of the Underlying Index will be achieved. Oceana is not involved with the construction, calculation or ongoing operation of the Underlying Index and does not guarantee the accuracy and/or the completeness of the Underlying Index or any data included therein.

NYLI Cleaner Transport ETF	National Wildlife Foundation	The Fund is offered by the Index Provider, the Fund’s sponsor, in alignment with the National Wildlife Federation (“NWF”). The Fund is designed to promote investment objectives consistent with NWF’s mission. Shares of the Fund are not sponsored, endorsed or promoted by NWF, and NWF is not an investment advisor or service provider to the Fund. NWF makes no representations or warranties regarding the performance of the Fund and will have no obligation or liability in connection with the Fund. The Fund’s sponsor, the Index Provider, is a supporter of and donor to NWF and is making a substantial contribution to NWF in connection with NWF’s agreement to license use of its name and trademarks to the Index Provider.
NYLI Engender Equality ETF	Girls Who Code	The Fund is offered by the Index Provider, the Fund’s sponsor, in alignment with Girls Who Code Inc. (“GWC”). The Fund is designed to promote investment objectives that are deemed to be consistent with GWC’s mission. Shares of the Fund are not sponsored, endorsed or promoted by GWC, and GWC is not an investment advisor or service provider to the Fund. GWC makes no representations or warranties regarding the performance of the Fund and will have no obligation or liability in connection with the Fund. The Fund’s sponsor, the Index Provider, is a supporter of and donor to GWC and is making a substantial contribution to GWC in connection with GWC’s agreement to license use of its name and trademarks to the Index Provider.